Exhibit 10.70

Memo

To	Date
Gary Kain	November 22, 2005

From	Subject
Patti Cook	Employment and Compensation Agreement, 2006-2008

This memorandum sets forth Freddie Mac’s agreement to employ you beginning January 1, 2006 and ending December 31, 2008, pursuant to the terms and conditions set forth herein (“Agreement). The Compensation and Human Resources Committee of Freddie Mac’s Board of Directors have approved the terms and conditions of your compensation pursuant to this Agreement.

I.  Employment

Subject to the termination of employment provisions set forth in Paragraph III, Freddie Mac agrees to employ you in a capacity similar (as defined in Paragraph III (B) to your current position for the period beginning January 1, 2006 and ending December 31, 2008 (“Term”). During the Term, you agree to conform your conduct to the requirements of Freddie Mac’s Code of Conduct and all other policies and practices applicable to an employee of Freddie Mac and to your assigned job duties and responsibilities.

II.  Compensation

Subject to the termination of employment provisions set forth in Paragraph III, Freddie Mac agrees to pay you the following:

     A.  Minimum Compensation Attributable to Performance During Calendar Year 2005:

•	A guaranteed minimum bonus of $2,350,000 attributable to performance during calendar year 2005.

•	The guaranteed minimum bonus will consist of: (i) a supplemental payment of $250,000 pursuant to the terms of Paragraph II (B) of the January 1, 2001 Employment Agreement between you and the company (“2001 Agreement”); (ii) a short-term incentive bonus of $250,000 pursuant to the terms of Paragraph II (B) of the 2001 Agreement; (iii) a cash bonus of $50,000; and (iv) a supplemental cash bonus of not less than $1,800,000 the timing of which will be paid pursuant to the senior executive

Memo

compensation policies and practices in affect at the time of payment but not later than April 30 of the calendar year following the performance period.

•	A supplemental award of restrictive stock units (“RSUs”) in the amount of $400,000, attributable to performance during calendar year 2005 payable pursuant to the senior executive compensation policies and practices in affect at the time of payment but not later than June 30 of the calendar year following the performance period.

The minimum guaranteed bonus attributable to performance during calendar year 2005 provided by this Paragraph II (A) is effective upon execution of this Agreement.

     B.  Compensation Attributable to Performance During Calendar Years 2006 through 2008

•	An annualized base salary of $600,000 during each of calendar years 2006, 2007 and 2008;

•	A minimum cash bonus of $1,200,000 (and a target cash bonus of $2,200,000) attributable to performance during each of calendar years 2006, 2007 and 2008, the timing of which will be paid pursuant to the senior executive compensation policies and practices in affect at the time of payment but not later than April 30 of the calendar year following the performance period; and

•	A minimum long-term incentive bonus of $1,200,000 during each of calendar years 2006, 2007 and 2008. Except as set forth in the Paragraphs III (B) and (C), all other terms and conditions of long-term incentive compensation granted pursuant to this Agreement shall conform to the senior executive equity compensation policies and practices in effect at the time of payment but not later than June 30 of the of the calendar year of the performance period.

III.  Compensation In the Event of Termination of Employment

     A.  Freddie Mac Terminates For “Gross Misconduct”

In the event that Freddie Mac terminates your employment because you engaged in “Gross Misconduct,” as such term is defined in Policy 3-254.1, Severance-Officers (as it may be modified from time to time in the company’s reasonable discretion), then you will receive base salary through your employment termination date and Freddie Mac’s obligations pursuant to Paragraphs I and II shall be null and void and Freddie Mac shall have no further obligations pursuant thereto.

     B.  Freddie Mac Terminates For Any Other Reason

Memo

In the event that Freddie Mac terminates your employment for any reason other than because you engaged in “Gross Misconduct” (as defined above) and subject to your execution of a general release and waiver of claims limited to the issues specifically addressed in Paragraphs A (1) and A (2) of the template release agreement provided to you on November 21, 20051, then you will receive as compensation pursuant to Paragraph II such dollar amount as is necessary to satisfy Freddie Mac’s obligation to pay you $3 million each calendar year comprising the Term. In calculating whether Freddie Mac satisfied that obligation, the dollar value (as of the original grant date) of any long-term incentive compensation grant made less than twelve months prior to your employment termination date shall be paid to you in cash to the extent that such cash payment is necessary to satisfy Freddie Mac’s obligation for the calendar year in which such long-term incentive compensation grant was made. You understand and agree that the general waiver and release that you are required to execute provides no additional payment or consideration beyond the payment you may receive under the terms of this Paragraph III (B) and that such payment constitutes adequate consideration for your execution of and adherence to the terms of that general waiver and release. Freddie Mac will make such payment, if any, not later than ten (10) business days after your employment termination date.

In addition, in the event that Freddie Mac terminates your employment for any reason other than because you engaged in “Gross Misconduct” (as defined above), then Freddie Mac will pay you the dollar value (as of the grant date) of the unvested portion, if any, of the supplemental award of restrictive stock units made pursuant to Paragraph II (A) and Freddie Mac will not include that dollar value in calculating whether it satisfied its obligation pursuant to

[1]	The general waiver and release of claims that you are required to execute in satisfaction of this requirement shall contain the following language limiting the scope of the release and waiver:

Notwithstanding Paragraph A (1), nothing in this Agreement shall adversely affect any rights you may have: (i) to seek and/or receive either advancement or indemnification pursuant to the terms and conditions set forth in Freddie Mac’s Bylaws, including those rights set forth in Article 8 thereof, or reimbursement under any applicable directors and officers liability insurance policy (“D&O”). You agree that Freddie Mac’s Bylaws, D&O policy and applicable law govern your right to any such advancement, indemnification or reimbursement; or (ii) pertaining to the enforcement of the terms and conditions of the vesting of any stock options and/or restricted stock units granted pursuant to the November 22, 2005 Employment and Compensation Agreement between you and Freddie Mac.

In addition, such general waiver and release shall state that the consideration in exchange for you acceptance of the terms and obligations imposed by such release is the payment provided by Paragraph III B of this November 22, 2005 Agreement.

Memo

Paragraph II B to pay you $3 million attributable to performance during any calendar year during the Term. Freddie Mac will make such payment, if any, not later than ten (10) business days after your employment termination date.

In addition, any long-term incentive compensation granted pursuant to the terms of Paragraph II of this Agreement more than one year prior to the termination of employment date shall continue to vest pursuant to the vesting schedule set forth in the grant agreement subject to the disgorgement and forfeiture provisions of such grant agreement upon violation of the terms of the non-competition covenant set forth in Paragraph IV and also subject to your not violating the non-solicitation covenant set forth in Paragraph IV herein. In the event of a conflict between a vesting term set forth in this Paragraph and a vesting term otherwise set forth in the grant agreement, the former shall govern.

You agree that from time-to-time during the Term Freddie Mac may change your job duties and responsibilities; provided, however, that your job duties remain “Comparable” to the duties and responsibilities of your current job position, Senior Vice-President, Mortgage Investment and Sourcing. For purposes of this Paragraph III (B), Freddie Mac will be deemed to have terminated your employment for any reason other than because you engaged in “Gross Misconduct” (as defined above) in the event that it assigns you to a job position where the duties and responsibilities of which are not “Comparable” to the duties and responsibilities of your current job position. For purposes of this Agreement, a job position will be deemed “Comparable” to your current position if it: (1) requires similar professional training, skill, knowledge, and experience; (2) provides you an annualized compensation opportunity that is substantially equivalent to the target (not the minimum guaranteed) compensation provided by this Agreement; (3) does not require you to relocate from the Washington DC metropolitan area; (4) your title remains at least that of a Senior Vice President; and (5) unless mutually agreed upon by you and Freddie Mac your job duties include investment authority or management thereof similar in scope to those of you current position.

     C.  You Terminate Your Employment

In the event that you terminate your employment for any reason between January 1 and December 31 of the same calendar year, then notwithstanding any policies, procedures or practices to the contrary, Freddie Mac’s obligations to you are as follows:

•	For the calendar year prior to the calendar year (during the Term) in which you terminate employment, pay you in cash the difference, if any, between $3 million and the amount you received that was attributable to your performance during the calendar year prior to your termination (the dollar value as of the grant date of any long term incentive compensation granted pursuant to the terms of Paragraph II one year or more prior to your employment termination date shall be included, and the dollar value of any long-term incentive compensation granted pursuant to the terms of Paragraph II less than one year prior to your employment termination date shall be

Memo

excluded, in calculating whether Freddie Mac satisfied its obligation to pay you $3 million attributable to performance during the calendar year prior to the calendar year in which you terminate employment);

•	For the calendar year during the Term in which you terminate employment, pay you base salary through your employment termination date; and

•	For any subsequent calendar year during the Term, Freddie Mac’s obligations pursuant to Paragraph II shall be null and void and Freddie Mac shall have no further obligations pursuant thereto.

•	Any long-term incentive compensation granted pursuant to the terms of Paragraph II of this Agreement more than one year prior to the termination of employment date shall continue to vest pursuant to the vesting schedule set forth in the grant agreement subject to: (1) the disgorgement and forfeiture provisions of such grant agreement upon violation of the terms of the non-competition covenant set forth in Paragraph IV; and (2) your not violating the non-solicitation covenant set forth in Paragraph IV herein. In the event of a conflict between a vesting term set forth in this Paragraph and a vesting term otherwise set forth in the grant agreement, the former (and not the latter) shall govern.

     D.  You Terminate Employment After the Term

In the event that you terminate your employment for any reason anytime after December 31, 2008, then any long-term incentive compensation (inclusive of both stock options and RSUs) granted pursuant to the terms of Paragraph II of this Agreement more than one year prior to the termination date shall continue to vest pursuant to the vesting schedule set forth in the grant agreement, subject to the disgorgement and forfeiture provisions of such grant agreement upon violation of the terms of the non-competition covenant set forth in Paragraph IV and also subject to your not violating the non-solicitation covenant set forth in Paragraph IV herein. In the event of a conflict between a vesting term set forth in this Paragraph and a vesting term otherwise set forth in the grant agreement, the former shall govern.

In addition, in the event that you terminate employment for any reason during calendar year 2009, Freddie Mac agrees to pay you for performance during calendar year 2008 in cash the difference, if any, between your $3 million guarantee for performance during such calendar year and the amount you received that is attributable to your performance during such calendar year.

Memo

IV.  Non-Competition and Non-Solicitation

     A.  Non-Solicitation, Recruitment and Hiring

During the Term of this Agreement and for a period of eighteen (18) months thereafter, you agree not to directly or indirectly (i) encourage, solicit, recruit, or hire (ii) attempt to encourage, solicit, recruit or hire or (iii) assist another in encouraging, soliciting, recruiting or hiring, any Freddie Mac managerial employee (including manager-level, Executive-level, or officer-level employee) with whom you worked, or any employee whom you directly or indirectly supervised at Freddie Mac, to leave the employee’s employment with Freddie Mac for purposes of employment with, or for the rendering of professional services to, another business entity. This prohibition does not apply if Freddie Mac has provided written notice to the employee being solicited, recruited or hired that his/her employment with Freddie Mac will be terminated pursuant to a corporate reorganization or reduction-in-force. The mere fact that a business entity at which you are employed hires a Freddie Mac employee with who you worked or directly or indirectly supervised does not in and of itself constitute a violation of this provision.

     B.  Non-Competition

You agree that as a result of your employment pursuant to this Agreement, you will be provided access to, and you will learn, critically sensitive Freddie Mac confidential and proprietary information, the improper disclosure or use of which would result in substantial competitive harm to Freddie Mac. As a result of that and other consideration provided in this Agreement, you also agree that you will not begin employment with, or otherwise directly or indirectly provide professional services (including via consulting and other professional firms) to, the following entities (or any parents, successors, subsidiaries or affiliates of such entities) for the below-specified period following the termination of your employment:

(1)	Fannie Mae for twenty-four (24) months;

(2)	Wells Fargo for six (6) months; or

(3)	Any other mortgage originator that is among the four highest sellers of mortgages (as of the end of the quarter immediately prior to your employment termination date) for three (3) months.

The restrictions set forth in Paragraphs IV B (2) only preclude your being employed in a job position or providing professional services that are similar to the type or nature of your job duties and responsibilities while employed with Freddie Mac or that involve access to similar business information. You acknowledge and agree that this covenant has unique, substantial and immeasurable value to Freddie Mac, that you have sufficient assets and skills to provide a livelihood for yourself while this covenant remains in force, and that this covenant will not interfere with your ability to work consistent with your experience, training and education. This

Memo

non-competition covenant applies regardless of whether your employment is terminated by you, by Freddie Mac, or by a joint decision.

V.  COMPENSATION UPON DEATH OR A QUALIFYING DISABILITY

     A.  Short-Term Disability

In the event that you become disabled (as that term is defined in any of Freddie Mac’s short-term disability policy or plan (“STD”) then in effect), any income replacement that you receive pursuant to such policy or plan shall be deemed to be base salary (in the year in which you received such payment) for the purpose of determining whether Freddie Mac satisfied its base salary obligation to you pursuant to Paragraph II (B).

     B.  Long-Term Disability

In the event that you become eligible to receive benefits pursuant to any Freddie Mac long-term disability plan or policy (“LTD”), then: (1) your employment will terminate; (2) Freddie Mac will pay you in cash such amount as is necessary to satisfy its base salary and cash bonus obligations to you pursuant to Paragraph II (B) for the calendar year in which your employment terminated prorated through the date you become eligible to receive long-term disability benefits; (3) all stock options (granted pursuant to the terms of this Agreement) will become fully exercisable and the restrictions on all restricted stock units (granted pursuant to the terms of this Agreement) will lapse and such shares will become fully transferable by you or your representative as of such; and (4) except as set forth B(1), B(2) and B(3) herein this Agreement is null and void and Freddie Mac shall have no obligation pursuant thereto.

     C.  Death

In the event of your death before the expiration of the Term, then: (1) Freddie Mac will pay to your beneficiaries in the same proportions as designated by you for purposes of your guaranteed term-life insurance in cash such amount as is necessary to satisfy its base salary and cash bonus obligations to you pursuant to Paragraph II (B) for the calendar year of your death prorated through the date of your death (2) all stock options (granted pursuant to the terms of this Agreement) will become fully exercisable and the restrictions on all restricted stock units (granted pursuant to the terms of this Agreement) will lapse and such shares will become fully transferable by you or your representative as of such and (3) except as set forth in C(1) and C(2) herein, this Agreement is null and void and Freddie Mac shall have no obligation pursuant thereto.

Memo

Nothing in Paragraphs V (A) and V (B) is intended nor shall be interpreted to restrict in any way Freddie Mac’s right to amend, terminate or discontinue STD, LTD and related plans or policies at any time in its sole discretion.

VI.  OFHEO Approval

The termination of employment benefits set forth in this Agreement are not effective and will not be paid unless and until approved by Freddie Mac’s regulator, the Office of Federal Housing Enterprise Oversight.

VII.  Other Matters

This Agreement sets forth the entirety of Freddie Mac’s and your obligation with respect to the matters set forth in Paragraphs I, II, III and IV and such terms may be modified only by approval of the Compensation and Human Resources Committee of the Board of Directors of Freddie Mac and written agreement signed by Freddie Mac’s Executive Vice-President of Human Resources and you.

Nothing in this Agreement is intended to nor shall be construed to amend, modify or supercede any other term or condition of your employment relationship with Freddie Mac or any other prior written agreement except to the extent that such specific term or condition also is the express subject of Paragraphs I, II, III and IV of the Agreement. In the event of a conflict between a specific term and condition of your compensation or employment as set forth in this Agreement and a term and condition of your compensation or employment as set forth in any Freddie Mac plan, policy or procedure, then the terms of the former (and not the latter) shall govern.

This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts-of-laws provisions.

During the course of your review of this Agreement, you expect that you have had the opportunity to receive assistance from appropriate advisors, including legal, tax, and financial advisors. You agree that, except to the extent of Freddie Mac’s public disclosure of the terms and conditions of this Agreement, you will not disclose any specific information about this Agreement to any person other than your attorney, accountant, tax advisor or members of your immediate family, and then only if they agree to keep such information confidential.

Please return one executed copy of this Agreement to indicate your acceptance and agreement to be bound by its terms.

For Freddie Mac:

/s/ Paul G. George 11/22/05	Agreed to: /s/ Gary Kain Gary Kain Date: 11/22/05